Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-153639, 333-186879, and 333-220601 on Forms S-8 of our reports dated May 24, 2018, relating to the consolidated financial statements and financial statement schedule of ePlus inc. and subsidiaries, and the effectiveness of ePlus inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of ePlus inc. for the year ended March 31, 2018.

DELOITTE & TOUCHE LLP

McLean, Virginia

May 24, 2018